UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2023

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41535	88-3099146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Patriot Drive, Suite A Middletown, Delaware	19709
(Address of principal executive offices)	(Zip Code)

(302) 274-8744

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZYME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On October 27, 2023, Zymeworks BC Inc. (“Zymeworks BC”), a subsidiary of Zymeworks Inc. (the “Company”), received written notice from LEO Pharma A/S (“LEO”), stating that LEO has elected to terminate, in its entirety, the Research and License Agreement, by and between Zymeworks BC and LEO, dated October 23, 2018 (the “Research and License Agreement”). In accordance with the terms of the Research and License Agreement, the termination of such agreement will be effective on January 25, 2024 (the “Termination Date”). LEO’s written notice stated that its decision to terminate was due to the closure of its bispecific antibody program, and, as a result, the Research and License Agreement is being terminated for convenience in accordance with the terms of such agreement without modifications or amendment thereto.

Pursuant to the terms of the Research and License Agreement, Zymeworks BC granted LEO a non-exclusive, worldwide, royalty-free, research and development license under Zymeworks BC’s Azymetric and EFECT platforms to perform preclinical research and development of antibodies pursuant to a research program, under which Zymeworks BC and LEO were jointly responsible for certain research activities, with Zymeworks BC’s costs to be fully reimbursed by LEO. Upon LEO selecting certain sequence pairs identified pursuant to the research program (each, a “Collaboration Sequence Pair”), Zymeworks BC would grant to LEO an exclusive license under Zymeworks BC’s Azymetric and EFECT platforms to make, use, sell, and import antibodies derived and generated from such Collaboration Sequence Pairs to incorporate into products, and to develop, make, use, sell, and import such products for dermatologic indications. LEO granted Zymeworks BC a non-exclusive license under LEO’s intellectual property to develop and commercialize antibodies resulting from the research program in all therapeutic areas other than dermatologic indications.

In connection with entry into the Research and License Agreement, Zymeworks BC received an upfront payment of $5.0 million. In addition, (i) for the first product that incorporated a Collaboration Sequence Pair, Zymeworks BC was eligible to receive preclinical and development milestone payments of up to $74.0 million and commercial milestone payments of up to $157.0 million together with tiered royalties on future sales of up to 20% in the United States and up to high single digit percentages elsewhere, and (ii) for the second product that incorporated a Collaboration Sequence Pair, Zymeworks BC was eligible to receive preclinical and development milestone payments of up to $86.5 million and commercial milestone payments of up to $157.0 million together with tiered royalties on future sales of up to low double digit percentages globally. For products developed by Zymeworks BC that include a Collaboration Sequence Pair and are sold outside of the field of dermatology, LEO was eligible to receive commercial milestone payments and up to single-digit percentage royalties on future sales. No development or commercial milestone payments or royalties were received by Zymeworks BC.

Effective as of the Termination Date, the Research and License Agreement will be terminated and will no longer be in effect, except that such termination does not relieve the parties from any obligation under the Research and License Agreement that accrued prior to the termination or affect the survival of any other right, duty or obligation of the parties under the Research and License Agreement, including certain other provisions expressly indicated to survive the termination.

As a result of termination, LEO will reimburse Zymeworks BC for all non-cancellable costs incurred by Zymeworks BC or its affiliates in connection with the research program. In addition, LEO must (i) cease all research, development and commercialization of the antibodies and products developed under the Research and License Agreement and (ii) effective as of the Termination Date, assign to Zymeworks BC all rights, title and interest in and to LEO’s intellectual property, including patent rights generated in the performance of the research program. In addition, the license granted to Zymeworks BC under LEO’s intellectual property to make, use, sell and import products that incorporate sequences developed pursuant to the research program outside of the field of dermatology will survive and become fully-paid, perpetual, irrevocable and royalty-free effective as of the Termination Date, and Zymeworks BC would not be restricted from using Zymeworks BC’s Azymetric and EFECT platforms to develop products in the field of dermatology.

The foregoing summary and description of the Research and License Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Research and License Agreement, a copy of which is filed as Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 7, 2023, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYMEWORKS INC.
(Registrant)

Date: November 2, 2023	By:	/s/ Kenneth Galbraith
	Name: Title:	Kenneth Galbraith Chair, President and Chief Executive Officer

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